Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share(1)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

An unspecified aggregate initial offering price or number of shares of common stock, par value $0.01 per share, of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Registrant”), is being registered and may from time to time be issued by the Registrant upon exchange of 0.00% Green Exchangeable Senior Notes due 2025 of HAT Holdings I LLC, a Maryland limited liability company, and HAT Holdings II LLC, a Maryland limited liability company.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the filing fees relating to securities that are registered and available for sale under this Registration Statement.